Westway Group, Inc. Announces Houston Land Expansion Agreement

New Orleans, June 13, 2011-Westway Group, Inc. (NASDAQ: WWAY) ("Westway" or the "Company") today announced that its subsidiary Westway Terminal Company, LLC has signed a Lease Conditions Agreement with Valero Refining Texas, L.P. that, subject to the fulfillment of certain conditions, gives Westway Terminal Company, LLC the right to lease approximately 5.68 acres of land adjacent to the Westway Houston 1 terminal for up to 30 years and to purchase three tanks totaling 3 million gallons of capacity and certain associated dock lines and dock assets.

Gene McClain, President of Westway Terminal Company, LLC, stated "We are extremely excited about the signing of this agreement with Valero because it provides us an opportunity to lease additional land on which we can further expand our Houston 1 facility in the future. We expect that this new property will have the potential to allow for the construction of up to 20 million gallons of additional storage capacity at this premier site. The lease and purchase would provide Westway with land on which to expand and a ready-made infrastructure to further serve our growing customer base in the Houston market, one of the most important ports in this hemisphere."

Westway's Houston 1 facility currently has a capacity of approximately 58 million gallons, with an additional 8 million gallons now under construction and scheduled to come on line in the fourth quarter of 2011.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that might cause or contribute to such a discrepancy include, but are not limited to, the need for various conditions to be satisfied in order for the lease and purchase to occur, including the reaching of further agreements with Valero and the Houston port authority. Other important factors include the strength of demand for and profitability of Westway's bulk liquid storage services in Houston in the future and other risk factors described in Westway's most recent Form 10-Q and Form 10-K filed with the SEC.

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

Contact: Thomas A. Masilla, Jr.

Chief Financial Officer

504-636-4245